                                                                  EXECUTION COPY

                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT


                                By and Between


                         RELIANCE STEEL & ALUMINUM CO.


                                      and


                             PITT-DES MOINES, INC.



                   __________________________________________

                   Relating to the Purchase of Assets of the
            Steel Service Centers Division of Pitt-Des Moines, Inc.
                   __________________________________________


                                  May 18, 2001

                               TABLE OF CONTENTS


ARTICLE I SALE AND PURCHASE OF ASSETS............................    2
     1.01  Sale of Assets........................................    2
     1.02  Retained Assets.......................................    4
     1.03  Purchase Price........................................    5
     1.04  Payment of the Purchase Price.........................    5
     1.05  Adjustments Based Upon Net Assets.....................    5
     1.06  Allocation of Purchase Price..........................    7
     1.07  Liabilities Assumed by Purchaser......................    7
     1.08  Liabilities Not Assumed by Purchaser..................    8

ARTICLE II CLOSING...............................................    9
     2.01  Closing; Closing Date.................................    9
     2.02  Effective Time........................................   10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER.............   10
     3.01  Authority.............................................   10
     3.02  Seller Organization...................................   10
     3.03  General Steel Organization and Authority..............   10
     3.04  General Steel Capitalization and Ownership of Shares..   11
     3.05  Securityholder Agreements.............................   11
     3.06  No Options............................................   11
     3.07  Non-Contravention.....................................   12
     3.08  Subsidiaries..........................................   12
     3.09  Financial Statements..................................   12
     3.10  Governmental Consents.................................   12
     3.11  Absence of Certain Changes............................   13
     3.12  Absence of Certain Other Changes......................   13
     3.13  Undisclosed Liabilities...............................   14
     3.14  Tax Matters...........................................   14
     3.15  Other Tax Liabilities.................................   14
     3.16  Assets................................................   15
     3.17  Owned Real Property and Washington Property...........   15
     3.18  Intellectual Property.................................   16
     3.19  Real Property Leases..................................   16
     3.20  Contracts.............................................   16
     3.21  Accounts Receivable...................................   17
     3.22  Insurance.............................................   17
     3.23  Litigation............................................   17
     3.24  Employees.............................................   18
     3.25  Environmental Matters.................................   18
     3.26  Employee Benefits.....................................   20
     3.27  Legal Compliance......................................   21
     3.28  Broker's Fees.........................................   22

     3.29  Disclosures..........................................  22
     3.30  Disclaimer of Warranties.............................  22
     3.31  Seller SEC Documents.................................  22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER..........  23
     4.01  Purchaser Organization...............................  23
     4.02  Authority............................................  23
     4.03  Non-Contravention....................................  23
     4.04  No Brokers...........................................  24
     4.05  Financing............................................  24
     4.06  Purchaser Accredited Investor........................  24
     4.07  SEC Documents........................................  24
     4.08  Absence of Certain Changes...........................  24

ARTICLE V AGREEMENTS RELATED TO EMPLOYMENT AND BENEFIT PLANS....  25
     5.01  Offer of Employment..................................  25
     5.02  Salaried Employee Benefits...........................  25
     5.03  Hourly Employee Benefits.............................  26
     5.04  General Steel Corporation Employees..................  28

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING......................  28
     6.01  Conditions Precedent to the Obligation of Purchaser
           to Close.............................................  28
     6.02  Conditions Precedent to the Obligation of Seller to
           Close................................................  29

ARTICLE VII [RESERVED.].........................................  29

ARTICLE VIII ACTIONS TO BE TAKEN AT THE CLOSING.................  30
     8.01  Delivery of Cash and Instruments by Purchaser........  30
     8.02  Delivery of Instruments by Seller....................  31
     8.03  Other Documents......................................  32

ARTICLE IX ACCESS...............................................  32
     9.01  Seller's Access to Records...........................  32
     9.02  Purchaser's Access to Assets.........................  32

ARTICLE X NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     INDEMNIFICATION............................................  33
     10.01 Non-Survival of Representations and Warranties.......  33
     10.02 Seller Indemnification...............................  33
     10.03 Purchaser Indemnification............................  34
     10.04 Notice of Claims.....................................  34
     10.05 Method of Asserting Claims Relating to Third-Party
           Actions..............................................  35

ARTICLE XI POST-CLOSING COVENANTS...............................  35

     11.01 Tax Matters; Real Estate Costs.......................  35
     11.02 Covenant Not to Compete..............................  36
     11.03 Further Assurances...................................  37
     11.04 Hart-Scott-Rodino....................................  37
     11.05 No Further Action Letter.............................  37

ARTICLE XII MISCELLANEOUS.......................................  38
     12.01 Press Releases and Announcements.....................  38
     12.02 No Third-Party Beneficiaries.........................  38
     12.03 Entire Agreement.....................................  39
     12.04 Knowledge of Seller..................................  39
     12.05 Succession and Assignment............................  39
     12.06 Counterparts.........................................  39
     12.07 Headings.............................................  39
     12.08 Notices..............................................  39
     12.09 Governing Law........................................  40
     12.10 Amendments and Waivers...............................  40
     12.11 Severability.........................................  40
     12.12 Expenses.............................................  41
     12.13 Construction.........................................  41
     12.14 Incorporation of Exhibits and Schedules..............  41
     12.15 Termination..........................................  41
     12.16 Confidentiality......................................  42

     EXHIBITS
     A.    Note
     B.    Assumption Agreement
     C.    License Agreement
     D.    Fresno Submission


     SCHEDULES
     Schedule 1.01(b)      Equipment
     Schedule 1.01(d)      Contract Rights
     Schedule 1.01(n)      Employee Benefit Plans
     Schedule 1.02(b)      Bank Accounts
     Schedule 5.01         Severance Plans

     Disclosure Schedule

     Section 3.07(c)       Non-Contravention
     Section 3.09          Financial Statements
     Section 3.10          Governmental Filings
     Section 3.17          Owned Real Property and Washington Property
     Section 3.18          Intellectual Property
     Section 3.19          Real Property Leases

     Section 3.20      Contracts
     Section 3.22      Insurance
     Section 3.23      Litigation
     Section 3.24(a)   Employees
     Section 3.24(b)   Collective Bargaining Agreements
     Section 3.26      Employee Benefit Plans

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the "Agreement") is dated as of May 18,
                                              ---------
2001, by and between PITT-DES MOINES, INC., a Pennsylvania corporation ("Seller"), and RELIANCE STEEL & ALUMINUM CO., a California corporation
  ------
("Purchaser").
  ---------

                                   RECITALS:
                                   --------

          WHEREAS, Seller is a diversified engineering and construction company and a distributor of a broad range of carbon steel products; and

          WHEREAS, Seller's steel distribution segment currently operates seven steel service centers located in the west and mid-west regions of the United States. Seller's steel service centers process and distribute to end users a general line of carbon steel products including plates, sheets, structural shapes, bars, tubes, pipe and other miscellaneous metal products; and

          WHEREAS, Seller operates one of its service centers as General Steel Corporation, a Washington corporation ("General Steel"). General Steel owns and
                                        -------------
operates this service center in Woodland, Washington, and leases office space in Des Moines, Washington. Seller owns 100% of the outstanding shares of stock of General Steel (the "General Steel Shares"); and
                    --------------------

          WHEREAS, Purchaser desires to purchase certain assets of Seller's service centers at the following locations operated by Seller: Fresno, California; Santa Clara, California; Stockton, California; Cedar Rapids, Iowa; Sparks, Nevada; and Spanish Fork, Utah and the General Steel Shares. These service center locations together with the service center owned and operated by General Steel in Woodland, Washington, shall individually be referred to as a "Service Center" and collectively referred to as the "Service Centers."
 --------------                                       ---------------
Seller's steel processing and distribution business as conducted at and from the Service Centers shall be referred to in this Agreement as the "Business"; and
                                                               --------

          WHEREAS, Purchaser desires to specifically exclude from the purchase
(a) any and all assets of the former steel service center business located in Des Moines, Iowa (the "Des Moines Service Center") except for inventory still
                       -------------------------
located in Des Moines, Iowa and the equipment in Des Moines, Iowa listed on
Schedule 1.01(b), (b) any and all of the assets of the Seller's former culvert
----------------
business which previously manufactured and marketed to end users corrugated metal culvert pipe and accessories (the "Culvert Division"), and (c) any and all
                                         ----------------
of the assets of any other line of business or division which Seller owns or operates, whether in the past or present (the "Other Divisions"); and
                                               ---------------

          WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase and acquire, in exchange for the consideration herein specifically set forth, the assets of the Service Centers used exclusively in the Business and the General Steel Shares.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto, intending to be legally bound hereby, agree for themselves and their successors and assigns as follows (capitalized terms have the meanings defined herein):

                                   ARTICLE I
                                   ---------


                          SALE AND PURCHASE OF ASSETS
                          ---------------------------

     1.01 Sale of Assets.
          --------------

          Subject to the terms and conditions hereof, at the Closing Seller shall sell, transfer, assign, convey and deliver to Purchaser or a designated subsidiary of Purchaser, and Purchaser, directly or indirectly through a subsidiary, hereby agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the assets of Seller used exclusively in connection with the Business (such assets being hereinafter more fully described and in the aggregate sometimes referred to as the "Assets")
                                                                   ------
except for such assets which are specifically excluded from this purchase by the terms of Section 1.02. The Assets shall be transferred with good and marketable title, free and clear of all liens, encumbrances, and security or other interests except for the Assumed Liabilities identified in Section 1.07. The Assets include all properties and assets of every kind, nature and description, tangible and intangible, used exclusively in connection with the Business that are owned by Seller or in which Seller has any right or interest (to the extent of any such right or interest) including, without limiting the generality of the foregoing, the following (but subject always to the provisions of Section 1.02):

          (a)  all Owned Real Property listed in Section 3.17 of the Disclosure
                                                 ------------
Schedule together with all buildings, fixtures and improvements located thereon;

          (b) all equipment and all other machinery, equipment, computer hardware, tooling, motor vehicles, supplies, furniture, fixtures and transportation, packing and delivery equipment listed on Schedule 1.01(b) that
                                                         ----------------
are owned by Seller and used exclusively in connection with the Business;

          (c) all inventory including, but not limited to, raw materials, work-in-progress, goods on consignment and finished goods of the Business;

          (d)  contract rights under those Contracts listed on Schedule 1.01(d);
                                                               ----------------

          (e)  all leasehold estates and other rights under the Leases listed in
Section 3.19 of the Disclosure Schedule;
------------

          (f) Seller's ownership interest in General Steel, a 100% owned subsidiary of Seller, consisting entirely of nine hundred (900) shares of common stock (the "General Steel Shares");
            --------------------

          (g) certain intellectual property rights consisting of (collectively, "Intellectual Property"):
 ---------------------

               (i) all right, title and interest of the Seller in and to all of the trade secrets, technical information, know-how, inventions and discoveries, whether or not patentable and whether or not confidential, pertaining exclusively to the Business;

               (ii) tangible indicia including all United States and foreign trademarks and trademark registrations and trademark applications, trade names, copyrights, United States and foreign patents, patent applications, invention disclosures and drawings set forth in Section 3.18 of the Disclosure Schedule;
                                      ------------

               (iii) all right, title and interest of the Seller in and to the slogan "Service When and Where You Need It";

               (iv) certain rights to use the names "PDM" "PDM STEEL CENTERS" "PDM STEEL CENTERS CORP." "PDM STEEL SERVICE CENTERS INC." "PDM SERVICE CENTER" "PDM SERVICE CENTERS" and "PDM STEEL" as provided for in the License Agreement attached hereto as Exhibit C; and
                   ---------

               (v) all right, title and interest of the Seller in and to the Internet domain name "pdmsteel.com".

          (h) accounts receivable and notes receivable attributable exclusively to the Business (except for those accounts receivable and notes receivable which are retained pursuant to the terms of Section 1.02(f) below);

          (i) all prepaid items attributable exclusively to the Business (except for prepaid items related to Retained Assets);

          (j) to the extent transferable, memberships, agencies, licenses, authorizations, consent agreements and all transferable permits attributable exclusively to the Business (except as to certain licenses related to Retained Assets);

          (k) all royalties, deferred charges, advance payments, claims for refunds or rebates (except with respect to Taxes other than sales or use Taxes payable as a result of this transaction), rights of offset and credits of all kinds (except with respect to Taxes other than sales or use Taxes payable as a result of this transaction) attributable exclusively to the Business pertaining to periods ending on or before the Closing Date;

          (l) all books of account, files, papers, records and customer, supplier, employee and production information, including data contained in computer software files, wherever located (except as to certain records which pertain to Retained Assets) related to the Business;

          (m) all items of computer software related exclusively to the Business; and

          (n)  the assets of the Plans which are listed on Schedule 1.01(n) to
                                                           ----------------
the extent attributable to employees of the Business who become employees of the Purchaser at Closing.

     EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD "AS IS" WITHOUT IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER IMPLIED WARRANTIES.

     1.02 Retained Assets.
          ---------------

          Anything in Section 1.01 to the contrary notwithstanding, there shall be excluded from the Assets and retained by Seller all of Seller's right, title and interest in (each item being referred to herein as a "Retained Asset" and
                                                          --------------
collectively as the "Retained Assets"):
                     ---------------

          (a)  this Agreement;

          (b) all cash (excluding petty cash at the Business), cash equivalents and all bank accounts of the Seller which relate to the Business, which bank accounts are listed on Schedule 1.02(b);
                       ----------------

          (c) all rights to refunds, rebates or rights of offset or credits with respect to any Taxes with respect to the Business pertaining to periods ending on or prior to the Closing Date other than sales or use Taxes payable as a result of this transaction. For purposes of this Agreement, "Taxes" shall mean
                                                               -----
any and all taxes, sums or amounts assessed or assessable, levied or due, by or to any federal, state or county or other local governmental authority or agency;

          (d) all insurance policies; provided that Purchaser shall be entitled to the proceeds in the event that any claims or liabilities arise with respect to the Business or the Assets covered by the insurance policies;

          (e) all central administration, purchasing, insurance, accounting, treasury, tax, engineering, testing, marketing and other records that relate to Seller's businesses in general, as opposed to those records that relate to the Business exclusively;

          (f) accounts receivable and notes receivable related to inter-division transactions, if any;

          (g) all assets of every kind and nature whatsoever, owned, held or used by Seller for any of its businesses which are not the Business, including, but not limited to assets of;

               (i) the Des Moines Service Center, except for inventory still located in Des Moines, Iowa and the equipment in Des Moines, Iowa listed on
Schedule 1.01(b);
----------------

               (ii)  the Culvert Division; and

               (iii) the Other Divisions

          (h)  all prepaid items, if any, related to Retained Assets;

          (i)  except for assets of the Plans set forth on Schedule 1.01(n) to
                                                           ----------------
the extent attributable to employees of the Business who become employees of the Purchaser, all assets of Seller's Plans; and

          (j) except as otherwise specifically provided for in this Agreement or in the License Agreement, all rights to the names "Pitt-Des Moines, Inc.," "PDM" and all similar, derivative or related names; provided that such names shall not be used in connection with a metals service center or the processing and distribution of metals.

     1.03 Purchase Price.
          --------------

          The aggregate purchase price for the Assets and the Assumed Liabilities (as defined below) and obligations assumed expressly by Purchaser hereunder shall be Ninety-Seven Million Five Hundred Thousand (U.S.) Dollars (US$97,500,000) minus any amount to be paid by Seller pursuant to Section 1.05 and/or Section 9.02 (the "Purchase Price").
                          --------------

     1.04 Payment of the Purchase Price.
          -----------------------------

          Seller acknowledges that it has received Three Million Dollars ($3,000,000) (the "Deposit") as a deposit, and that the Deposit, plus interest earned thereon from the date of receipt, shall be credited against the Purchase Price. At Closing, Purchaser will pay Seller not less than Forty-Five Million, Seven Hundred and Fifty Thousand Dollars ($45,750,000) by wire transfer of same day funds. At Closing, Purchaser will deliver to Seller a promissory note in the form attached as Exhibit A (the "Note") for the balance of the Purchase
                     ---------       ----
Price, subject to Section 9.02(b). The Note shall bear interest at a rate equal to the rate of interest that Seller would pay its primary lender, but not more than 7% per annum. The Note shall be payable on or before September 30, 2001 (the "Maturity Date"). The Note may be prepaid, in whole or in part, at any
      -------------
time. The outstanding balance of the Note shall become immediately due and payable on (i) the closing of an offering of debt or equity securities by Purchaser or (ii) the closing of a refinancing of Purchaser's outstanding long-term indebtedness, if either such closing occurs before the Maturity Date.

     1.05 Adjustments Based Upon Net Assets.
          ---------------------------------

          (a)  Closing Statement Preparation. Within forty-five (45) days after
               -----------------------------
the Closing, Seller shall, at Seller's expense, prepare and deliver to Purchaser an audited balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet") which audit shall be performed by
                   ---------------------
Ernst and Young LLP or by an independent public accountant selected by Seller and acceptable to the Purchaser, acting reasonably. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's past practice and applying the accounting policies, including inventory valuation policies, applied by the Seller in preparing the Most Recent Balance Sheet. Based on the Closing Balance Sheet, Seller will also deliver to Purchaser, within ten (10) business days after delivery of the Closing Balance Sheet, its proposed calculation of Net Assets of the Business and the adjustment, if any, to be made to the Purchase Price in accordance with Section 1.05(e) below. For purposes of this Agreement, "Net Assets" shall
 ----------
mean the total assets (excluding cash) of the Business to be transferred to Purchaser less the total liabilities of the Business to be assumed by Purchaser as of the Closing Date.

          (b)  Closing Balance Sheet Review. Upon Seller's delivery of the
               ----------------------------
Closing Balance Sheet to Purchaser, Purchaser shall review the Closing Balance Sheet (and Seller's calculation of Net Assets and proposed Purchase Price adjustment) and, within thirty (30) days after the receipt thereof from the Seller, Purchaser shall deliver to Seller in writing any objections or disputes which it may have with respect thereto.

          (c)  Closing Balance Sheet Dispute. If Purchaser makes a timely
               -----------------------------
objection to the Closing Balance Sheet (or to Seller's calculation of the Net Assets or the resulting adjustment of the Purchase Price), and Purchaser and Seller are unable to resolve their disputes within fifteen (15) days after Purchaser's objection, the specific disputed items shall be resolved before the independent public accounting firm of PricewaterhouseCoopers LLP (the "Independent Accountants"). The Independent Accountants will be instructed to
 -----------------------
resolve the disputed items and perform their services as expeditiously as possible, and to deliver a revised Closing Balance Sheet to Seller and Purchaser as a result thereof. The revised Closing Balance Sheet, reflecting the resolution of the disputed items, shall be prepared in compliance with the provisions of this Agreement. The fees and expenses of the Independent Accountants shall be shared equally by Purchaser and Seller.

          (d)  Final Closing Balance Sheet. The Closing Balance Sheet shall be
               ---------------------------
deemed final and binding upon the parties and shall become the "Final Closing
                                                                -------------
Balance Sheet" upon earliest to occur of the following:
-------------

               (i) the mutual acceptance by Purchaser and Seller of the Closing Balance Sheet;

               (ii) Purchaser's failure to make a timely objection in writing to the Closing Balance Sheet; or

               (iii) the delivery by the Independent Accountants of a revised Closing Balance Sheet to Purchaser and Seller in accordance with the provisions of Section 1.05(c).

          (e)  Adjustment of Purchase Price.
               ----------------------------

               (i) If the Net Assets, as determined from the Final Closing Balance Sheet, is equal to Eighty Million (U.S.) Dollars (US$80,000,000) (the "Base Amount"), no adjustment to the Purchase Price will be made.
 -----------

               (ii) If the Net Assets, as determined from the Final Closing Balance Sheet, is less than the Base Amount, such deficiency (the "Asset
                                                                   -----
Deficiency") shall be treated as an adjustment to the Purchase Price, in which
----------
event the Purchase Price shall be reduced by an amount equal to the Asset Deficiency. Seller shall pay to Purchaser an amount equal to the Asset Deficiency.

               (iii) Any amounts to be paid pursuant to this Section 1.05 shall be payable by Seller by wire transfer of same day funds within three (3) business days after the date on which the Final Closing Balance Sheet shall have become final and binding pursuant to Section 1.05(d).

               (iv) There shall be no adjustment of the Purchase Price as a result of inventory valuation due to market prices.

     1.06 Allocation of Purchase Price.
          ----------------------------

          After the Final Closing Balance Sheet has been determined, Purchaser shall provide the allocation of the Purchase Price allocated among the Assets and the Assumed Liabilities to Seller. Seller and Purchaser shall agree on such allocation. Seller and Purchaser each hereby covenant and agree that neither of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the agreed upon allocation.

     1.07 Liabilities Assumed by Purchaser.
          --------------------------------

          At the Closing, Purchaser agrees to assume, and thereafter pay, fully satisfy and perform when due in accordance with their respective terms, all liabilities and obligations of the Business prior to or subsequent to the Closing, except as expressly provided below and except for those expressly retained by Seller pursuant to the terms of Section 1.08 hereof, including, without limiting the generality of the foregoing, all of the following (such liabilities and obligations being hereinafter referred to collectively as the "Assumed Liabilities"):
 -------------------

          (a) all liabilities and obligations of Seller for the trade accounts payable attributable exclusively to the Business except for those expressly not assumed pursuant to the terms of Section 1.08 below;

          (b) all obligations and liabilities of Seller under the Contracts listed on Schedule 1.01(d), including those arising prior to the Closing Date to
          ----------------
the extent reflected on the Final Closing Balance Sheet;

          (c) all liabilities and obligations of Seller under the Leases listed in Section 3.19 of the Disclosure Schedule, including those arising prior to the
   ------------
Closing Date to the extent reflected on the Final Closing Balance Sheet;

          (d) all liabilities and obligations of Seller in the nature of a liability claim or warranty claim and arising with respect to any products sold by or services rendered by Seller exclusively in connection with the Business prior to Closing, including but not limited to the liabilities and claims known to the Seller; provided that Seller has disclosed all known liabilities and claims to Purchaser before the Closing and provided further that Purchaser shall be entitled to the proceeds of any insurance covering such liabilities and claims;

          (e) all liabilities and obligations accruing subsequent to the Closing with respect to utilities and Taxes on the Owned Real Property and personal property of the Business acquired by the Purchaser;

          (f) all liabilities and obligations of Seller pursuant to the collective bargaining agreements listed on Section 3.24(b) of the Disclosure
                                           ---------------
Schedule;

          (g) except as provided in Section 1.08(f) all claims made by New Employees and their beneficiaries attributable to the Business for costs incurred after the Closing Date relating to illness or injuries that arise or commence before or after the Closing Date, including but not limited to the liabilities and claims known to the Seller;

          (h) all claims, actions, proceedings, citations, notices of violations, orders, administrative, civil or criminal fines or penalties (in each case whether known or unknown) under the Occupational Safety and Health Act and the regulations thereunder or similar legislation, rules and regulations in respect of or as a result of events (whether known or unknown) that are related exclusively to the Business, including but not limited to the liabilities and claims known to the Seller provided that Seller has disclosed all known claims, actions, proceedings, citations, notices of violations, orders, administrative, civil or criminal fines or penalties to Purchaser before the Closing; and provided further that Purchaser shall be entitled to the proceeds of any insurance covering such liabilities and claims;

          (i) any claims, actions, proceedings, citations, notices of violations, orders, administrative, civil fines or penalties (in each case whether known or unknown) by any governmental authority or agency or by non-governmental third parties under, or any damages or liabilities resulting from, the violation of any Environmental Laws with respect to the Business or with respect to any site or facility to which Seller, in connection with the Business, has sent, either directly or indirectly, Regulated Materials for storage, treatment, disposal or other management; provided that Seller has disclosed all known liabilities and claims to Purchaser before the Closing and provided further that Purchaser shall be entitled to the proceeds of any insurance covering such liabilities and claims;

          (j) all liabilities and obligations with respect to sales or use Taxes, if any, payable as a direct result of the consummation of the transaction contemplated by this Agreement;

          (k) all claims for severance pay under PDM's regular and special severance policies described in Schedule 5.01 by any New Employee who is
                                -------------
terminated by Purchaser without cause as of or within one year after the Closing; and

          (l) all liabilities and obligations of any nature whatsoever attributable to the Business except those expressly excluded pursuant to the terms of Section 1.08 hereof.

     1.08 Liabilities Not Assumed by Purchaser.
          ------------------------------------

          Anything in Section 1.07 to the contrary notwithstanding, there shall be excluded from the Assumed Liabilities and Purchaser shall not assume any of the following (the "Retained Liabilities"):
                    --------------------

          (a) all liabilities or obligations of Seller for foreign, federal, state or local income Taxes and, except as provided in Section 7.04, for all real estate Taxes, both general and special, and assessments with respect to the Owned Real Property and the Leased Real Property for, in all cases, all periods prior to and including the Closing Date;

          (b) all liabilities or obligations of Seller for expenses (including fees and disbursements of counsel and independent public accountants for Seller), except as may be otherwise provided in Section 1.07, incurred by Seller for the transactions contemplated hereby;

          (c) all liabilities or obligations of Seller for payment of wages and bonuses (except for incentives, compensation or liabilities or obligations specifically assumed by Purchaser hereunder, to the extent reflected on the Final Closing Balance Sheet) and wage Taxes for services rendered by employees of Seller prior to and including the Closing Date;

          (d) all obligations and liabilities of Seller for sales and use Taxes, franchise Taxes, gross receipts Taxes, business occupation Taxes, license taxes, whether calculated on a separate company, combined, consolidated or unitary basis, incurred in the ordinary course of business of the Business prior to and including the Closing Date, other than sales and use Taxes, and transfer Taxes or stamps, if any, incurred as a result of the transactions contemplated by this Agreement which shall be the obligation of Purchaser;

          (e) all obligations and liabilities of Seller under Seller's Plans (except for obligations and liabilities of Seller under the Plans listed on
Schedule 1.01(n) hereto);
----------------

          (f) all liabilities and obligations of Seller relating to workers' compensation claims made by employees of the Seller attributable to the Business and relating to employees of Seller on long-term or short-term disability for periods prior to and including the Closing Date;

          (g) any and all inter-division debts and inter-division accounts payable and notes payable;

          (h)  any indebtedness for borrowed funds; and

          (i) all obligations and liabilities of Seller other than those attributable to the Business.

                                  ARTICLE II
                                  ----------


                                    CLOSING
                                    -------

     2.01 Closing; Closing Date.
          ---------------------

          The closing of the transactions contemplated by the Agreement (the "Closing") shall take place at the offices of Purchaser located at 350 South
 -------
Grand Avenue, Suite 5100, Los Angeles, CA 90071, 10:00 a.m. local time, on the second business day following the satisfaction or, to the extent permitted, the waiver of the conditions set forth in Article VI, but no earlier than July 2, 2001, or at such other place or such other time or date as the parties may agree. The time and date upon which the Closing occurs is herein called the "Closing Date."
 ------------

     2.02 Effective Time.
          --------------

          All transactions entered into on the Closing Date pursuant hereto shall be deemed to have occurred simultaneously, and shall become effective as of 11:59 p.m. local time in Los Angeles, California, on the Closing Date, and thus, any and all gains and losses, howsoever incurred, from the Business from and after that time and date shall be the sole and exclusive property or responsibility, as the case may be, of Purchaser.

                                  ARTICLE III
                                  -----------


                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

          Seller represents and warrants to Purchaser as hereafter set forth in this Article III, and acknowledges that Purchaser is relying upon such representations and warranties contained in this Article III as being true and correct as of the date of this Agreement except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule
                               -------------------
shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III.

     3.01 Authority.
          ---------

          Seller represents that (a) it has all requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments executed by Seller in connection herewith and to perform its obligations hereunder and thereunder, and (b) this Agreement and all other agreements and instruments executed by Seller or in connection herewith, have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     3.02 Seller Organization.
          -------------------

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the Service Centers are located and in which the nature of its businesses or the ownership or leasing of its properties requires such except where the lack of such qualification would not have a material adverse effect on the assets, business, liabilities, operations, financial condition or results of operations of the Business ( a "Material
                                                                  --------
Adverse Effect").  Seller has all requisite corporate power and authority to
--------------
carry on the Business and to own, lease and use the properties owned and used by it. Seller has furnished to Purchaser true and complete certified copies of its articles of incorporation and bylaws as in effect on the date hereof.

     3.03 General Steel Organization and Authority.
          ----------------------------------------

          General Steel is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. General Steel is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such, except where the lack of such qualification would not have a material adverse effect on the assets, business, liabilities, operations, financial condition or results of operations of its business as it is currently being conducted. General Steel has all requisite corporate power and authority to carry on its business and to own and use the properties owned and used by it. Seller has furnished to Purchaser true and complete copies of General Steel's articles of incorporation and bylaws as in effect on the date hereof.

     3.04  General Steel Capitalization and Ownership of Shares.
           ----------------------------------------------------

           The authorized capital stock of General Steel (immediately prior to the Closing) consists of (a) nine hundred (900) shares of common stock, no par value (the "Common Shares"), of which nine hundred (900) shares are issued and
            -------------
outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned, beneficially and of record, by the Seller. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of General Steel is authorized or outstanding. General Steel has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders any shares of its capital stock, any evidences of indebtedness or assets of General Steel. General Steel has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to General Steel. All of the issued and outstanding shares of capital stock of General Steel have been offered, issued or sold by General Steel in compliance with applicable federal and state securities laws. Seller has full right, power and authority to transfer the General Steel Shares to Purchaser, free and clear of any liens, claims, encumbrances, charges or restrictions, and such transfer will not constitute a material breach or material violation of, or material default under, any agreement or instrument by which General Steel or Seller is bound.

     3.05  Securityholder Agreements.
           -------------------------

           There are no outstanding options to purchase shares of capital stock of General Steel. There are no agreements, written or oral, between General Steel and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting
                                                   --------------
of the capital stock of General Steel.

     3.06  No Options.
           ----------

           No person or entity has any agreement or option, any right of first refusal, any security interest, or any right or privilege (whether bylaw, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or other acquisition from the Seller of any of the Assets other than the rights of customers of the Seller to purchase inventory of the Business in the ordinary and usual course of the Business.

     3.07  Non-Contravention.
           -----------------

           Except as would not have a Material Adverse Effect, neither the execution and delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will, (a) conflict with or violate any provision of the articles of incorporation or bylaws of Seller or General Steel or other governance documents of Seller or General Steel, (b) except for any filings specifically described in this Agreement, require on the part of Seller any filing with (including notices and reports), or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, or (c) except as set forth in Section 3.07(c) of
                                                              ---------------
the Disclosure Schedule, to the knowledge of Seller, result in the breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which it is bound.

     3.08  Subsidiaries.
           ------------

           Except for the General Steel Shares, Seller, in connection with the operation of the Business, does not, directly or indirectly, own, legally or beneficially, any interest, by stock ownership or otherwise, in any other corporation, partnership, trust, limited liability company or other form of business association. Seller is not a general partner or the holder of a majority of the partnership interests in any partnership.

     3.09  Financial Statements.
           --------------------

           Section 3.09 of the Disclosure Schedule contains complete and
           ------------
accurate copies of the balance sheets of the Business as of March 31, 2001 (the "Most Recent Balance Sheet") and as of December 31, 2000, results of operations
 -------------------------
and related statements of cash flow for the Business for the three months ended March 31, 2001 and for the year ended December 31, 2000. The foregoing financial statements (the "Financial Statements") have been prepared in accordance with
                 --------------------
generally accepted accounting principles applied by Seller on a consistent basis throughout the periods and fairly and accurately present, in all material respects, the financial condition, results of operations and cash flows of the Business, as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of Seller.

     3.10  Governmental Consents.
           ---------------------

           To the knowledge of Seller, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions to be consummated at the Closing, as contemplated by this Agreement, except for matters which, if not obtained or made, would not have a Material Adverse Effect, and except for filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws, all of which filings are specified in Section 3.10 of the Disclosure Schedule.
                                  ------------

     3.11  Absence of Certain Changes.
           --------------------------

           To the knowledge of Seller, since the date of the Most Recent Balance Sheet, there has not been a Material Adverse Effect. For purposes of this Agreement, the financial results of the Business for the period from the date of the Most Recent Balance Sheet shall not constitute a Material Adverse Effect, shall not be a basis for a reduction in the Purchase Price and shall not be basis for termination of this Agreement by Purchaser to the extent that Seller has made no adjustments to those financial results other than normal and recurring adjustments in amounts similar to those taken in the periods of the financial statements for the Business provided to Purchaser.

     3.12  Absence of Certain Other Changes.
           --------------------------------

           Since the date of the Most Recent Balance Sheet, Seller has not:

           (a) with respect to the Business: (i) created, incurred or assumed any debt (including obligations in respect of capital leases) other than in the ordinary course of business; (ii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or (iii) made any loans, advances or capital contributions to, or investments in, any other person or business entity;

           (b) with respect to the Business, mortgaged, pledged or subjected to any lien, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible (other than purchase money security interests on the Assets existing by operation of law (rather than under a written agreement or contract) in connection with the acquisition by Seller or General Steel of such Assets);

           (c) amended its articles of incorporation or bylaws or the articles of incorporation or bylaws of General Steel;

           (d) changed in any material respect its accounting methods, principles or practices;

           (e) with respect to the Business, sold, assigned, transferred or licensed any intellectual property, other than in the ordinary course of business;

           (f) to the knowledge of Seller, with respect to the Business, amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any contract or agreement or entered into any contract or agreement involving the potential payment or receipt by Seller in excess of $50,000;

           (g) with respect to the Business, made or committed to make any capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

           (h) with respect to the Business, forgiven or canceled any debts or claims, or waived any material rights, having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

           (i) with respect to the Business, adopted or amended, in any material respect, any bonus, profit-sharing, stock option, pension, retirement, deferred compensation, severance, termination or other material plan, agreement, trust, fund or arrangement for the benefit of employees;

           (j) with respect to the Business, experienced any labor trouble that materially and adversely affects its relations with its employees as a whole;

           (k) with respect to General Steel, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

           (l) with respect to General Steel, issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

           (m) with respect to General Steel, made any payment of any nature to any securityholder of General Steel other than salary payable in the ordinary course of business consistent with past practices;

           (n) agreed in writing or otherwise to take any of the foregoing actions; or

           (o)  conducted the Business other than in the ordinary course.

     3.13  Undisclosed Liabilities.
           -----------------------

           To the knowledge of Seller, other than such liabilities which individually or in the aggregate would not have a Material Adverse Effect, the Seller does not have any liability with respect to the Business (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet,
(b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business which are similar in nature and amount to the liabilities shown on the Most Recent Balance Sheet, and (c) the Retained Liabilities.

     3.14  Tax Matters.
           -----------

           Seller has filed all material tax returns and reports as required by law, those reports are true and correct in all material respects and Seller has paid all material Taxes and other material assessments due.

     3.15  Other Tax Liabilities.
           ---------------------

           To the knowledge of Seller, Seller and General Steel have withheld or collected from each payment made to its employees, independent contractors, creditors, shareholders and other third parties the amount of all taxes required to be withheld or collected therefrom and have paid or will pay all such amounts to the appropriate taxing authorities when due. Neither Seller nor General Steel nor any of its shareholders has ever filed a consent pursuant to Section 341(f)
of the Code relating to collapsible corporations. With respect to the Business, General Steel is not required to include in income any adjustment pursuant to
Section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method). Seller is not a foreign person within the meaning of Section 1445 of the Code. General Steel has not received any notice of deficiency or assessment of additional taxes that has not been paid or satisfied and is not party to any action or proceeding by any federal, state, local or foreign governmental authority for assessment or collection of taxes, assessments or other governmental charges. There are no liens or other encumbrances on any of the assets of either Seller or General Steel that arose in connection with any failure (or alleged failure) to pay any tax. Except for the affiliated group of which Seller is the common parent, neither Seller nor General Steel has been a party to any tax allocation or sharing agreement or a member of an affiliated group filing a consolidated federal income tax return. Seller and General Steel have no liability for the taxes of any person other than taxes of members of Seller's affiliated group under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     3.16  Assets.
           ------

           The Assets and the Retained Assets include all rights and property necessary to the conduct of the Business by Purchaser in the manner it is presently conducted by Seller. Seller owns full legal title to the Assets free and clear of any lien or encumbrance except (i) liens or other encumbrances securing Taxes, assessments, governmental charges or levies, or claims of mechanics, contractors, subcontractors, materialmen, carriers, landlords and the like, all of which are not yet due and payable; (ii) liens or encumbrances shown in the Preliminary Title Reports, as defined below, (iii) liens or encumbrances incurred in the ordinary course of business in connection with deposit accounts and other obligations of like nature, none of which, if not satisfied, would have a Material Adverse Effect, and (iv) other imperfections of title, liens or encumbrances, if any, which do not materially impair the continued use and operation of the Assets as used in the Business.

     3.17  Owned Real Property and Washington Property.
           -------------------------------------------

           To the knowledge of Seller, a complete and accurate list of all real property owned by Seller in connection with the Business (the "Owned Real
                                                               ----------
Property") and all real property owned by General Steel (the "Washington
--------                                                      ----------
Property") is set forth in Section 3.17 of the Disclosure Schedule, and Seller
--------                   ------------
has fee simple title in and to the Owned Real Property and General Steel has fee simple title in and to the Washington Property subject, however, to such matters of title of record, such matters as set forth in Section 3.17 of the Disclosure
                                                 ------------
Schedule, or such matters as are apparent on the premises, and as will not materially affect the continued use of the Owned Real Property or the Washington Property as presently being used in connection with the Business and subject to applicable laws. Seller has delivered to Purchaser true, correct and complete copies of Preliminary Title Reports or Title Commitments in our possession with respect to the Owned Real Property and the Washington Property (the "Preliminary
                                                                     -----------
Title Reports").
-------------

     3.18  Intellectual Property.
           ---------------------

           To the knowledge of Seller, Seller owns, is licensed or otherwise possesses, a legally enforceable right to use, all Intellectual Property used in the operation of the Business or necessary for the operation of the Business as presently proposed to be conducted and a listing of all material Intellectual Property used in the operation of the Business or necessary for the operation of the Business as presently proposed to be conducted is set forth on Section 3.18
                                                                   ------------
of the Disclosure Schedule.

     3.19  Real Property Leases.
           --------------------

           To the knowledge of Seller, Section 3.19 of the Disclosure Schedule
                                       ------------
lists all real property leased or subleased to Seller or General Steel (the "Leased Real Property"). Seller has delivered to Purchaser true, correct and
---------------------
complete copies of the leases and subleases (as amended to date) listed in
Section 3.19 of the Disclosure Schedule (the "Leases").  With respect to each
-------------                                 ------
Lease, the Lease is legal, valid and binding, enforceable and in full force and effect.

     3.20  Contracts.
           ---------

           (a)  To the knowledge of Seller, Section 3.20 of the Disclosure
                                            ------------
Schedule sets forth the following written contracts to which Seller, with respect to the Business, is a party (the "Contracts"):
                                          ---------

                (i) any contract (or group of related contracts) for the furnishing, performance or receipt of services or the delivery of products by Seller involving or expected to involve the payment by Seller, or the receipt by Seller or its assignees or transferees, of more than $50,000 in any twelve-month period;

               (ii) any contract concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or employees of Seller set forth in the standard terms and conditions of sale or standard form of employment agreement of Seller, true and correct copies of which have been delivered by Seller to Purchaser);

               (iii) any contract under which the consequences of a default or termination could have a Material Adverse Effect, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

               (iv) any contract (or group of related written contracts) for the lease of personal property from or to third parties providing (A) for lease payments in excess of $50,000 per annum, or (B) for a term of more than one year;

               (v)    any contract establishing a partnership or joint venture;

               (vi) any contract (or group of related written contracts) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a security interest on any assets of Seller;

               (vii)  any service contracts; and

               (viii) any other contract (or group of related written contracts) involving more than $50,000 or a term of more than one year, whether or not entered into in the ordinary course of business.

          (b) Each Contract is legal, valid, binding and enforceable against the other party thereto and Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under such Contract.

          (c) No Contract (i) limits the ability of Seller or General Steel to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time or (ii) immediately after the Closing to the knowledge of Seller, would limit the ability of Purchaser or any subsidiary of Purchaser to compete in or conduct any material line of business or compete with any person or in any geographic area or during any period of time.

    3.21  Accounts Receivable.
          -------------------

          To the knowledge of Seller, all accounts receivable of the Business are reflected properly on Seller's books and records, are valid receivables and have been adequately reserved for on such books and records in accordance with generally accepted accounting principles.

    3.22  Insurance.
          ---------

          To the knowledge of Seller, Section 3.22 of the Disclosure Schedule
                                      ------------
lists each insurance policy relating to the Assets or the Business (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Seller or General Steel has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years. To the knowledge of Seller, Seller and General Steel are not in breach or default (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy. Neither Seller nor General Steel has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Section 3.22 of the Disclosure Schedule
                                  ------------
identifies all claims asserted by Seller or General Steel with respect to the Assets or the Business pursuant to any insurance policy since January 1, 2000 or any claim made prior to that date which remains pending, and describes the nature and status of each such claim. Neither Seller nor General Steel has incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

    3.23  Litigation.
          ----------

          Section 3.23 of the Disclosure Schedule identifies, and contains a
          ------------
brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, or hearing before any governmental entity or before any arbitrator which relates to the Assets or the Business or to which Seller is a party with respect to the Business; provided, however, that Seller makes no representation or warranty in this Section 3.23 with respect to environmental matters (which are addressed exclusively in Section 3.25). There are no judicial or administrative actions, suits or proceedings pending relating to the Business or the Assets or, to the knowledge of Seller, threatened against the Business or affecting the Assets.

    3.24  Employees.
          ---------

          To the knowledge of Seller:

          (a)  Section 3.24(a) of the Disclosure Schedule lists all employees of
               ---------------
Seller employed exclusively in the Business as of May 1, 2001.

          (b)  Except as set forth in Section 3.24(b) of the Disclosure
                                      ---------------
Schedule, Seller is not a party to or bound by any collective bargaining agreement relating to the employees of the Business, nor has Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes relating to the Business. There is no labor strike, dispute, slowdown, work stoppage, and, to the knowledge of Seller, there is not threatened nor has there been threatened, any organizing effort or activity by any employee or labor union relating to the business activities of the Business.

    3.25  Environmental Matters.
          ---------------------

          Except for actual or alleged violations of Environmental Laws (as defined herein) or any actual or potential business environmental risk, recognized environmental condition or any other environmental condition, concern or risk identified in the Action Items List (as defined herein), the Seller's Environmental Reports (as defined herein) and the RWQCB Letter (as defined herein):

          (a) To the knowledge of Seller, Seller, with respect to the Business, is in material compliance with all applicable Environmental Laws. For purposes of this Agreement, "Environmental Laws" means all laws, regulations, decrees,
                    ------------------
licenses, permits, authorizations or orders of any governmental entity relating to (i) protection of human health (including employees in the workplace) from exposure to hazardous, toxic or harmful substances, materials or wastes, (ii) protection of plant and animal life and habitat, (iii) protection of the environment, air, water, or land, and (iv) pollution or pollution control; such laws including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) (S) 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) (S) 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S) (S) 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) (S) 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) (S) 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. (S) (S) 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. 7401 et seq., the Oil Pollution Act, 33 U.S.C. (S) (S) 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S) (S) 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. (S) (S) 651 et seq., each as amended, or any equivalent state or local law and the regulations promulgated thereunder.

          (b) To the knowledge of Seller, there exists on or in the properties owned or leased by Seller in connection with the Business no Regulated Materials in amounts or concentrations that require reporting or remediation under applicable Environmental Laws. For purposes of this Agreement, "Regulated
                                                                ---------
Materials" means any substances, materials or wastes, regardless of their form
---------
or nature, the presence, generation, use, handling, labeling, processing, recovery, treatment, collection, transportation, storage or disposal of which is regulated by any Environmental Law.

          (c) Seller has not received any written notice of any action, suit, claim, order, decree or proceeding relating to (i) violations of Environmental Laws in respect of properties owned or leased by Seller in connection with the Business or (ii) contribution, response, removal or remedial obligations caused by the use, handling, treatment, storage, disposal or release of Regulated Materials in respect of properties owned or leased by Seller in connection with the Business.

          (d) To the knowledge of Seller, Seller has all permits necessary for the operation of the Business except for such permits which the failure to obtain would not have a Material Adverse Effect.

          (e) For purposes of this Section 3.25, the following terms shall have the meanings set forth herein: (i) "Action Items List" shall mean that list of
                                    -----------------
items provided to Seller under the December 20, 2000, letter from Ken Chorel;
(ii) "RWQCB Letter" shall mean the April 17, 2001 No Further Action letter from
      ------------
the San Francisco Bay Region of the California Regional Water Quality Control Board to Seller regarding the Santa Clara, CA Service Center; and (iii) "Seller's Environmental Reports" shall mean those Phase I Environmental Site
 ------------------------------
Assessments and Limited Compliance Audit reports prepared by URS Corporation ("URS") regarding the Service Centers, the report entitled Rev. Phase II
  ---
Investigation prepared by URS regarding the Fresno, CA Service Center, the report entitled Limited Phase II Environmental Site Assessment prepared by URS regarding the Santa Clara, CA Service Center, the report entitled Phase II Investigation prepared by URS regarding the Stockton, CA Service Center, the report entitled Phase II Investigation prepared by URS regarding the Spanish Fork, UT Service Center, the report entitled Limited Phase II Soil Investigation prepared by Cambria Environmental Technology, Inc. ("Cambria") regarding the
                                                     -------
Fresno, CA Service Center, the report entitled Limited Phase II Soil and Groundwater Investigation prepared by Cambria regarding the Santa Clara, CA Service Center, the report entitled Soil Removal and Confirmation Sampling Completion prepared by Cambria regarding the Stockton, CA Service Center, the report entitled Review and Site Inspection prepared by Cambria regarding the Stockton, CA Service Center, the report entitled Waste Pile Sampling Results prepared by Cambria regarding the Fresno, CA Service Center, and the draft Soil Removal Workplan dated April 11, 2001, regarding the Fresno, CA Service Center. Seller has provided true, correct and complete copies of the Action Items List, the RWQCB Letter, and Seller's Environmental Reports to Purchaser and, to the knowledge of Seller, Seller does not possess any other records, reports, studies, analyses, tests or monitoring results pertaining to the existence of any hazardous, toxic or harmful substance, material or waste in, on, under or affecting the Business or the Service Centers that identifies any actual or potential business environmental condition, concern or risk which could reasonably be expected to have a Material Adverse Effect. Purchaser shall have full and unrestricted access to all records, reports, studies, analyses, tests or monitoring results pertaining to the existence of any hazardous, toxic or harmful substance, material or waste in, on, under or affecting the Business or the Service Centers that identifies any actual or potential business environmental condition, concern or risk.

    3.26  Employee Benefits.
          -----------------

          To the knowledge of Seller:

          (a)  Disclosure. Section 3.26 of the Disclosure Schedule sets forth an
               ----------  ------------
accurate, current and complete list of all Plans covering employees of the Business. For purposes of this Agreement, a "Plan" or "Plans" shall mean: (i) a
                                             ----      -----
welfare benefit plan within the meaning of Section 3(1) of the Federal Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a pension
                                                     -----
benefit plan within the meaning of Section 3(2) of ERISA, (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity based plan, or any other deferred compensation, retirement, welfare-benefit, severance, bonus, incentive or fringe benefit plan. With respect to each of the Plans covering employees of the Business, other than any "Multiemployer Plan" (which, for purposes of this Agreement, shall have the
 ------------------
meaning set forth in Section 3(37) of ERISA), Seller has provided to the Buyer accurate, current and complete copies of each of the following: (i) where the Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and a copy of any request for such a determination; (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that it so qualifies; and (vii) in the case of any Plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached. With respect to any Multiemployer Plan, the Seller has provided such material documents corresponding to those described in the preceding sentence, and such other material information, as Seller has in its possession regarding such Multiemployer Plan.

          (b)  Plan Qualification; Plan Administration; Certain Taxes and
               ----------------------------------------------------------
Penalties. Each Plan covering employees of the Business that is intended to be
---------
qualified under Section 401(a) of the Code is so qualified. Each Plan covering employees of the Business, including any associated trust or fund, has been administered, in all material respects, in accordance with its terms and with all applicable Legal Requirements, and nothing has occurred with respect to any such Plan that has subjected or could subject the Seller on behalf of the Business, to a liability under Section 409 or Section 502 of ERISA or Chapter 43 of Subtitle D or Section 6652 of the Code.

          (c)  All Contributions and Claims and Premiums Paid.  All required
               ----------------------------------------------
contributions, assessments and premium payments on account of each Plan covering employees of the Business have been made. There are no existing lawsuits, claims or other controversies relating to any such Plan, other than routine claims for information or benefits in the normal course. No such Plan is the subject of examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

          (d)  Retiree Benefits; Certain Welfare Plans. Other than as required
               ---------------------------------------
under Section 601 et seq. of ERISA, no Plan covering employees of the Business that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with any such Welfare Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt.

          (e)  Certain Matters Concerning Defined Benefit Pension Plans. Seller
               --------------------------------------------------------
makes the following representation with respect to all defined benefit pension plans maintained by Seller or any member of Seller's controlled group (within the meaning of Code Section 414(b)) ("Defined Benefit Plans"), including Defined
                                      ---------------------
Benefit Plans that do not cover any employees of the Business: (1) all premiums payable to the PBGC through the closing date have been paid, (2) there are no minimum funding deficiencies, funding waivers or extensions of amortization periods within the meaning of Code Section 412, and (3) neither the Seller nor any member of Seller's controlled group has incurred any liability under Title IV of ERISA.

          (f)  Certain Matters Concerning Multiemployer Pension Plans. Seller
               ------------------------------------------------------
makes the following representation with respect to all multiemployer pension plans to which Seller or any member of Seller's controlled group (within the meaning of Code Section 414(b)) has been required to make contributions during the past five years ("Multiemployer Pension Plans") including Multiemployer
                      ---------------------------
Pensions Plans that do not cover any employees of the Business:, neither Seller nor any member of Seller's controlled group has incurred any liability under Subtitle E of Title IV of ERISA that remains unpaid in whole or in part as of the Closing Date. Seller has recently sold the assets of one of its principal lines of business which is unrelated to the Business or the Assets. It is anticipated that Seller will experience a withdrawal from the Operating Engineers Local 825 Pension Fund. Seller's best estimate is that it will incur less than $100,000 of withdrawal liability as a result of such a withdrawal from that fund.

          (g)  Certain Matters Concerning Group Health Plans. Seller makes the
               ---------------------------------------------
following representation with respect to all group health plans (within the meaning of Code Section 4980B or 4980D) maintained by Seller or any member of Seller's controlled group (within the meaning of Code Section 414(b)) ("Group
                                                                        -----
Health Plans") including Group Health Plans that do not cover any employees of
------------
the Business: neither Seller nor any member of Seller's controlled group has incurred any tax under Code Section 4980B or 4980D.

    3.27  Legal Compliance.
          ----------------

          Seller is and has been in compliance in all material respects with each law (including without limitation rules and regulations thereunder) of any federal, state or local government of the United States or of any foreign government, or any governmental entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby, or (b) is applicable to the Business or to Seller in connection with the Business, except where the failure to comply would not have a Material Adverse Effect; provided, however, that Seller makes no representation or warranty in this Section 3.27 with respect to environmental matters (which are addressed exclusively in Section 3.25). To the knowledge of Seller, Seller has obtained and now holds all governmental licenses and permits required to own and operate the Business except where failure to obtain any such licenses or permits would not have a Material Adverse Effect.

     3.28  Broker's Fees.
           -------------

           Except for certain fees payable by Seller to Tanner & Co., Inc., Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and Seller has not entered into any contract, agreement or understanding with any broker, finder or similar agent which would result in the obligation of Purchaser to pay any finder's fee, brokerage fee, commission or similar payment in connection with the transactions contemplated hereby.

     3.29  Disclosures.
           -----------

           To the knowledge of Seller, neither this Agreement nor any Exhibit or Schedule hereto, when such documents are read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     3.30  Disclaimer of Warranties.
           ------------------------

           Except as otherwise expressly provided herein, the Assets are being sold "as is where is." Seller makes no warranty, express or implied, to anyone, as to fitness, merchantability, design, condition, capacity, value, performance, quality or any other aspect of such Assets or their material or workmanship and Seller further disclaims any liability for loss, damage or injury to anyone as a result of any defects, latent or otherwise, in such Assets however arising. Purchaser hereby acknowledges that Seller makes no warranty, express or implied, to anyone, as to the Business conducted or the Assets to be conveyed hereunder except as expressly contained herein. Purchaser affirms that Purchaser has independently, and in Purchaser's sole judgment, selected the Assets to be purchased and has not relied upon any statement or representation of Seller except as expressly contained in this Agreement in deciding to effect the purchase of the Assets.

     3.31  Seller SEC Documents.
           --------------------

           As of their respective dates, the Seller SEC Documents, as defined below, complied in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the Securities and Exchange Commission (the "SEC")
                                                                      ---
thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Seller contained in the Seller SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of United States generally accepted accounting principles (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Seller and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Seller and its consolidated subsidiaries for the periods presented therein, respectively. "Seller SEC Documents" shall be defined as each report, schedule, registration
 --------------------
statement and definitive proxy statement filed by Purchaser with the SEC since January 1, 2000 and prior to the date of this Agreement which are all the documents (other than preliminary material) that Purchaser has been required to file with the SEC since such date.

                                  ARTICLE IV
                                  ----------

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

          Purchaser represents and warrants to Seller as follows:

    4.01  Purchaser Organization.
          ----------------------

          Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

    4.02  Authority.
          ---------

          Purchaser has all requisite corporate power and authority and has received such approvals and taken such actions as are required to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the issuance of the Note. Each of this Agreement and the Note, when duly executed and delivered, will be the valid and binding obligation of Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

    4.03  Non-Contravention.
          -----------------

          Except as would not have a material adverse effect on the assets, business, liabilities, operations, financial condition or results of operations of the Purchaser's business, neither the execution and delivery or performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or violate any provision of the articles of incorporation, bylaws or other governance agreements of Purchaser, (b) except for any filings specifically described in this Agreement, require on the part of Purchaser any filing with (including notices and reports), or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, or (c) result in the breach of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which it is bound.

    4.04  No Brokers.
          ----------

          Purchaser has not entered into any contract, agreement or understanding with any broker, finder or similar agent which will result in the obligation of Seller to pay any finders fee, brokerage fee, commission or similar payment in connection with the transactions contemplated hereby.

    4.05  Financing.
          ---------

          Purchaser has obtained, or before the Maturity Date will have obtained, commitments from financing sources in sufficient amounts to consummate the transactions contemplated.

    4.06  Purchaser Accredited Investor.
          -----------------------------

          Purchaser is an "Accredited Investor" as that term is defined in Regulation D promulgated under the Securities Act. Purchaser is acquiring the General Steel Shares for investment purposes only and not with a view toward distribution thereof.

    4.07  SEC Documents.
          -------------

          As of their respective dates, the SEC Documents, as defined below, complied in all material respects with the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser contained in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of United States generally accepted accounting principles (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Purchaser and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Purchaser and its consolidated subsidiaries for the periods presented therein, respectively. "SEC Documents" shall be defined as each
                                  -------------
report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since January 1, 2000 and prior to the date of this Agreement which are all the documents (other than preliminary material) that Purchaser has been required to file with the SEC since such date.

    4.08  Absence of Certain Changes.
          --------------------------

          Since the date of the most recent SEC Document, to the knowledge of Purchaser, there has not been any material adverse change in the assets, business, liabilities, operations, financial condition or results of operations of Purchaser's business, taken as a whole. For purposes of this Agreement, the financial results of the Purchaser for the period from the date of the most recent SEC Document shall not constitute a material adverse change in the assets, business, liabilities, operations, financial condition or results of operations of Purchaser's business, taken as a whole.

                                   ARTICLE V
                                   ---------

              AGREEMENTS RELATED TO EMPLOYMENT AND BENEFIT PLANS
              --------------------------------------------------

    5.01  Offer of Employment.
          -------------------

          On the Closing Date, Purchaser agrees to offer employment to each employee of Seller who is employed exclusively in the Business other than employees who are then absent from work on the Closing Date due to sickness, injury or disability ("New Employees"). Any such employee who is absent from
                       -------------
work on the Closing Date due to sickness, injury or disability shall be offered employment by Purchaser if and only if the employee is willing and able to return to work on a full-time basis within six months following the Closing Date. All offers of employment will be at the same location that the employee is employed immediately prior to the Closing Date and at the same base salary (or hourly compensation) level as in effect immediately prior to the Closing Date. Purchaser shall have no responsibility for coverage under any employee benefit plan (within the meaning of Section 3 of ERISA) or payment of severance or any other benefit to any employee who is not required to be offered employment under this section or who is required to be offered employment under this section but who does not accept such offer. Such employees shall remain subject to the terms of Seller's employee benefit plans including, without limitation, COBRA continuation coverage under Seller's group health plans. Each employee who accepts Purchaser's offer of employment shall be immediately fully subject to Purchaser's employment policies including but not limited to Purchaser's policies regarding performance review, discipline, compensation adjustment and discharge (including any collective bargaining agreements covering such employees), provided, that Purchaser agrees to assume Seller's regular and special severance obligations as set forth on Schedule 5.01.
                                                          -------------

    5.02  Salaried Employee Benefits.
          --------------------------

          (a)  Salaried employees who are hired by Purchaser in accordance with
Section 5.01 ("New Salaried Employees") shall be eligible to participate under
               ----------------------
the same terms and conditions as Purchaser's other salaried employees in Purchaser's employee benefit plans and programs including, but not limited to, Purchaser's 401(k) Plan, employee share ownership plan, group health insurance, group life insurance, disability insurance and accidental death and dismemberment insurance. Where Purchaser provides different employee benefit plans to different groups of its existing U.S. salaried employees, Purchaser may determine in its discretion which such plans it shall provide to any or all New Salaried Employees.

          (b) Purchaser may, but need not, maintain one or more employee benefit plans providing benefits similar to those provided under one or more of Seller's employee benefit plans, during such time as Purchaser deems appropriate, in lieu of placing New Salaried Employees (or any group thereof) in Purchaser's existing plan or plans. However, Purchaser shall have no obligation to adopt or otherwise provide to New Salaried Employees any employment policy or employee benefit plan or program similar to any such policy or program maintained or provided by Seller prior to the closing, provided, that Purchaser agrees to assume Seller's regular and special severance obligations as set forth on Schedule 5.01.
                            -------------

          (c) Seller agrees that New Salaried Employees shall be fully vested in their benefits under Seller's defined benefit pension plan, 401(k) profit sharing plan and employee stock ownership plan as of the closing. Seller shall remain solely responsible for the maintenance of these plans and the payment of benefits under them.

          (d) Purchaser shall cause to be waived under Purchaser's welfare plans (as defined in Section 3(1) of ERISA) all eligibility waiting periods and pre-existing condition exclusions for New Salaried Employees and their eligible dependents (to the extent that dependents are covered by Purchaser's welfare plan) and shall cause New Salaried Employees and their eligible dependents (to the extent dependents are covered by Purchaser's welfare plan) to be given credit under Purchaser's welfare plans for deductible and out-of-pocket expenses that they have satisfied under the Seller's similar plans, if any, during the calendar year in which the closing occurs. In addition, New Salaried Employees shall be credited under Purchaser's pension plans (as defined in Section 3(1) of ERISA) with eligibility service and vesting service for all service with Seller prior to closing.

          (e) Purchaser shall have no responsibility for or obligation with respect to any of Seller's welfare plans (as defined in Section 3(1) of ERISA) or any of Seller's pension plans (as defined in Section 3(2) of ERISA) or workers compensation programs covering New Salaried Employees prior to the Closing. By way of emphasis and not to limit the generality of the foregoing, Purchaser shall have no responsibility or obligation with respect to any expense incurred prior to Closing that is covered by Seller's welfare plan even though a claim for the expense or reimbursement is not made until after the Closing.

    5.03  Hourly Employee Benefits.
          ------------------------

          (a)  Hourly employees who are hired by Purchaser in accordance with
Section 5.01 ("New Hourly Employees") shall, subject to any relevant bargaining
               --------------------
agreement, be eligible to participate under the same terms and conditions as Purchaser's other hourly employees in Purchaser's employee benefit plans and programs including, but not limited to, Purchaser's 401(k) Plan, group health insurance, group life insurance, disability insurance and accidental death and dismemberment insurance. Where Purchaser provides different employee benefit plans to different groups of its existing U.S. hourly employees, Purchaser may determine in its discretion which such plans it shall provide to any or all New Hourly Employees.

          (b) Purchaser may, but need not, establish one or more employee benefit plans providing benefits similar to those provided under one or more of Seller's employee benefit plans, for such time as Purchaser deems appropriate, in lieu of placing New Hourly Employees (or any group thereof) in Purchaser's existing plan or plans. However, Purchaser, except as specifically provided in this Section 5.03, shall have no obligation to adopt or otherwise provide to New Hourly Employees any employment policy or employee benefit plan or program similar to any such policy or program maintained or provided by Seller prior to the Closing.

          (c) Notwithstanding Section 5.03(b), Purchaser agrees to assume (either directly or through one or more subsidiary corporations) sponsorship of the following pension plans of Seller (the "Assumed Pension Plans"):
                                            ---------------------

               (1) PDM Pension Plan for Merit Shop Employees of the Service Center Division, a PDM sponsored defined benefit pension plan that covers only employees and former employees of the Business;

               (2) PDM 401(k) Plan for Merit Shop Employees of the Service Center Division, a PDM sponsored 401(k) profit sharing plan that covers only employees and former employees of the Business;

               (3) PDM Pension Plan for Western Division Ironworkers, a PDM sponsored defined benefit pension plan that covers only employees, certain former employees of an idle facility, and former employees of the Business; and

               (4) PDM Pension Plan for Western Division Steelworkers (the "Western Division Steelworkers Plan"), a PDM sponsored defined benefit pension
 ----------------------------------
plan that covers both employees and former employees of the Business and employees of PDM Strocal, Inc. a former PDM subsidiary that was sold to a third party on November 3, 2000. Pursuant to the stock purchase agreement between Seller and Strocal, and related agreements, the benefit liabilities of the Western Division Steelworkers Plan attributable to PDM Strocal employees, and the allocable share of Plan assets attributable to such liabilities, are to be transferred to a qualified defined benefit pension plan to be established by PDM Strocal, Inc. to assume such benefit liabilities and receive such allocable Plan assets. Seller shall cooperate with Purchaser after the Closing Date to effectuate the transfer of such allocable Plan assets and liabilities to the Strocal, Inc. Plan, and Seller shall bear the actuarial and other external legal and administrative costs associated with effectuating such transfer.

Seller shall provide all cooperation reasonably requested by Purchaser in connection with Purchaser's assumption of the Assumed Pension Plans including, but not limited to, access to all of Seller's records with respect to the plans, copies of all currently in effect and formerly in effect plan documents, summary plan descriptions and administrative forms, copies of all IRS determination letter filings and employee data necessary to administer the plans, and access to and cooperation from Seller's employees who have been responsible for the administration of the plans. In addition, Seller shall be responsible for any contributions required under such plans attributable to work performed or compensation earned prior to the closing, shall be responsible for preparing and filing Form 5500s for all Assumed Pension Plans for plan years ending on or before the closing, and shall assist Purchaser in preparing Form 5500s for the Assumed Pension Plans for the first plan year ending after the closing.

          (d) Except as may be provided under relevant collective bargaining agreements, Purchaser shall have no obligation to continue contributions or benefit accruals under the Assumed Pension Plans, and may terminate or merge the Assumed Pension Plans at such time and in such manner as Purchaser determines in its discretion, subject to the rights of the participants under ERISA.

          (e) Purchaser shall cause to be waived under Purchaser's welfare plans (as defined in Section 3(1) of ERISA) all eligibility waiting periods and pre-existing condition exclusions for New Hourly Employees and their eligible dependents (to the extent that dependents are covered by Purchaser's welfare plan) and shall cause New Hourly Employees and their eligible dependents (to the extent dependents are covered by Purchaser's welfare plan) to be given credit under Purchaser's welfare plans for deductible and out-of-pocket expenses that they have satisfied under the Seller's similar plans, if any, during the calendar year in which the closing occurs. In addition, New Hourly Employees shall be credited under Purchaser's pension plans (as defined in Section 3(1) of ERISA) with vesting service for all uninterrupted service with Seller prior to Closing.

          (f) Purchaser shall have no responsibility for or obligation with respect to any of Seller's welfare plans (as defined in Section 3(1) of ERISA) or any of Seller's pension plans (as defined in Section 3(2) of ERISA) or workers compensation programs covering New Hourly Employees prior to the closing. By way of emphasis and not to limit the generality of the foregoing, Purchaser shall have no responsibility or obligation with respect to any expense incurred prior to closing that is covered by Seller's welfare plan even though a claim for the expense or reimbursement is not made until after the closing.

          (g) Purchaser shall make contributions under the Multiemployer Plans disclosed in Section 3.26 of the Disclosure Schedule to the extent required
             ------------
under the collective bargaining agreements assumed by Purchaser in accordance with Section 1.07. Seller shall make all contributions required under said plans and said collective bargaining agreements that are attributable to work performed by covered employees on or before the closing.

    5.04  General Steel Corporation Employees.
          -----------------------------------

          The preceding sections of this Article V shall also apply with respect to employees of General Steel who become indirect employees of Purchaser as a result of Purchaser's acquisition of all of the outstanding shares in that corporation, provided, however, that General Steel shall remain responsible for all of the employee benefit plans (within the meaning of Section 3(3) of ERISA) of which it is the sponsor at the time of Closing.

                                  ARTICLE VI
                                  ----------

                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

    6.01  Conditions Precedent to the Obligation of Purchaser to Close.
          ------------------------------------------------------------

          The obligation of Purchaser to enter into and complete the Closing is, at its option, subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived by the Purchaser:

          (a)  Regulatory Approvals. The parties shall have filed with the
               --------------------
Federal Trade Commission and the Antitrust Division of the Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby, pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a, and the rules promulgated thereunder (the "HSR Act"), and the waiting period
                                           -------
required to expire under the HSR Act, including any extension thereof, in connection with the transactions contemplated hereby shall have expired prior to the Closing Date.

          (b)  Litigation.  No action, suit or proceeding shall have been
               ----------
instituted by any governmental or regulatory body, nor shall any order have been issued by any court or governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby.

          (c)  Deliverables. Each of the documents and other items to be
               ------------
delivered by Seller as set forth in Section 8.02 shall have been tendered for delivery.

          (d)  Due Diligence.  Purchaser shall have completed its due diligence
               -------------
investigation of the Assets and the Business in accordance with Section 9.02.

    6.02  Conditions Precedent to the Obligation of Seller to Close.
          ---------------------------------------------------------

          The obligation of Seller to enter into and complete the Closing is, at its option, subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived by Seller:

          (a)  Regulatory Approvals. The parties shall have filed with the
               --------------------
Federal Trade Commission and the Antitrust Division of the Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby, pursuant to the HSR Act and the waiting period required to expire under the HSR Act, including any extension thereof, shall have expired prior to the Closing Date.

          (b)  Litigation. No action, suit or proceeding shall have been
               ----------
instituted by any governmental or regulatory body, nor shall any order have been issued by any court or governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby.

          (c)  Deliverables. Each of the documents and other items to be
               ------------
delivered by Purchaser as set forth in Section 8.01 shall have been tendered for delivery.

                                  ARTICLE VII
                                  -----------

                                  [Reserved]
                                  ----------

                                 ARTICLE VIII
                                 ------------

                      ACTIONS TO BE TAKEN AT THE CLOSING
                      ----------------------------------

          The following actions shall be taken at the Closing. Unless otherwise provided herein, each shall be conditional on completion of all the others and all shall be deemed to have taken place simultaneously:

    8.01  Delivery of Cash and Instruments by Purchaser.
          ---------------------------------------------

          Purchaser shall:

          (a) deliver or cause to be delivered an amount equal to not less than Forty-Five Million Seven Hundred Fifty Thousand Dollars ($45,750,000) to Seller by wire transfer of immediately available United States funds to the account or accounts of Seller as previously communicated to Purchaser;

          (b)  deliver to Seller the duly executed Note;

          (c) deliver to Seller, duly executed, an instrument of assumption substantially in the form of Exhibit B attached hereto and such other
                             ---------
instruments as Seller's counsel shall reasonably request to effect the assumption by Purchaser of all of the Assumed Liabilities;

          (d) deliver to Seller a certificate signed by Purchaser's President as to the accuracy of Purchaser's representations and warranties, the performance of the covenants for which Purchaser is responsible hereunder and the satisfaction of all conditions to Seller's obligations hereunder;

          (e) deliver to Seller a copy of Purchaser's corporate resolution in form and substance reasonably satisfactory to Seller, duly adopted by Purchaser's board of directors, certified by its secretary or assistant secretary, duly authorizing the execution and delivery of this Agreement and the performance of those transactions contemplated by this Agreement;

          (f) deliver to Seller a license agreement substantially in the form of Exhibit C whereby Seller grants Purchaser a perpetual, royalty free license
   ---------
to use the trade names "PDM" "PDM STEEL CENTERS" "PDM STEEL CENTERS CORP." "PDM STEEL SERVICE CENTERS INC." "PDM SERVICE CENTER" "PDM SERVICE CENTERS" and "PDM STEEL" in connection with the Business (the "License Agreement"); and
                                             -----------------

          (g) deliver to Seller certificates issued by the Secretary of State of the State of California and the Franchise Tax Board for the State of California confirming Purchaser's corporate and tax good standing.

          8.02  Delivery of Instruments by Seller.
                ---------------------------------
          Seller shall:

                (a) deliver to Purchaser, duly executed and registered where required by Purchaser, all such assignments, bills of sale, deeds (including mutually acceptable instructions with respect to recordation of such deeds), stock powers, powers of attorney and other instruments of transfer of title (including original certificates of title and copies of registrations of all motor vehicles), as shall be necessary to evidence or effect the absolute and unconditional conveyance, sale, assignment, transfer and delivery of all rights and interests in the Assets to be sold hereunder to Purchaser free and clear of any liens or encumbrances except as is expressly provided for in Section 3.16 of this Agreement;

                (b) deliver to Purchaser a certificate signed by Seller's President or Vice President, Finance confirming the accuracy of Seller's representations and warranties, the performance of the covenants for which Seller is responsible hereunder and the satisfaction of all conditions to Purchaser's obligations hereunder; provided that the information in Sections
                                                                    --------
3.18,3.22, 3.23 and 3.26 of the Disclosure Schedule shall be accurate as of the
------------------------
date of this Agreement and the information provided in Section 3.22 of the
                                                       ------------
Disclosure Schedule shall be accurate as of the date of this Agreement, with such changes to which Purchaser in its reasonable discretion shall have consented;

                (c) deliver to Purchaser a copy of the Seller's corporate resolutions in form and substance reasonably satisfactory to Purchaser, duly adopted by Seller's board of directors, certified by its secretary or assistant secretary, duly authorizing the execution and delivery of this Agreement and the performance of those transactions contemplated by this Agreement;

                (d) deliver to Purchaser a copy of the notice letter to PNC Bank, National Association completing the release of General Steel's obligations under Seller's Revolving Credit and Letter of Credit Issuance Agreement with PNC Bank, National Association;

                (e) deliver to Purchaser a certification of non-foreign status as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a foreign person;

                (f) deliver to Purchaser the License Agreement;

                (g) deliver to Purchaser (i) certificates issued by the Secretary of State of the Commonwealth of Pennsylvania and the Franchise Tax Board or other taxing authority for the Commonwealth of Pennsylvania confirming Seller's corporate and tax good standing in its state of incorporation, (ii) similar certificates in each jurisdiction in which a Service Center is located and (iii) similar certificates for General Steel; and

                (h) deliver to Purchaser originals of all books and records pertaining to the Business including but not limited to the corporate minute book, stock ledger and any blank stock certificates of General Steel.

     8.03  Other Documents.
           ---------------

           Each of Purchaser and Seller shall deliver to the other such other certificates, instruments and documents, in form and substance reasonably satisfactory to the other, as may be reasonably requested by either party to consummate the transactions contemplated by this Agreement.

                                  ARTICLE IX
                                  ----------


                                     ACCESS
                                     ------

     9.01  Seller's Access to Records.
           --------------------------

           (a) Purchaser agrees to grant Seller and Seller's representatives reasonable access to the Business, Assets and employees of the Business after the Closing solely for purposes of permitting Seller to prepare the Closing Balance Sheet and any tax returns and, upon not less than one (1) business day's notice to Purchaser and at the expense of Seller, to defend any dispute to same that may be raised.

           (b) Purchaser agrees, for a period of six (6) years after the Closing Date, to retain custody of all books and records of the Business in existence as of the Closing Date including, without limitation, tax return work papers and tax documentation and to make the same available during regular business hours to officers, attorneys, accountants, and other authorized representatives of Seller and their successors and assigns and to permit such persons to make copies thereof. If at any time after such six (6) year period Purchaser wishes to dispose of any such records, Purchaser shall notify Seller (or their successors and assigns) and afford Seller a reasonable opportunity to take possession thereof.

     9.02  Purchaser's Access to Assets.
           ----------------------------

           (a) For a period of twenty business days from the later of (i) the date that Seller provides the Disclosure Schedule to Purchaser or (ii) the date of this Agreement (the "Due Diligence Period"), Purchaser shall have full access
                        --------------------
to the Assets and the properties, books, records, employees and management of the Business.

           (b) If Purchaser determines in good faith that any fact
circumstance exists which is adversely inconsistent with any of the representations and warranties of Seller in this Agreement, then Purchaser shall notify Seller of such inconsistencies within the Due Diligence Period and shall advise Seller of its reasonable view of the impact of such inconsistencies on the Purchase Price, if any (the "Adjustment Amount"). For purposes of this
                                 -----------------
provision, the financial results of the Business for the period from the date of the Most Recent Balance Sheet shall not be a basis for a reduction in the Purchase Price to the extent that Seller has made no adjustments to those financial results other than normal and recurring adjustments in amounts similar to those taken in the periods of the financial statements for the Business provided to Purchaser. Furthermore, the Purchase Price shall not be reduced as a result of inventory write-downs taken in the ordinary course of business consistent with Seller's past practices. If Seller has not cured the inconsistencies causing the Adjustment Amount by the Closing Date, Purchaser shall, subject to application of Seller's Basket (as defined below) and Seller's Cap (as defined below), withhold the Adjustment Amount from the Purchase Price by reducing the aggregate principal amount of the Note to be delivered at Closing. Seller shall then have the option either (i) to cure such inconsistencies at its own expense within thirty (30) days after receipt of such notice (the "Cure
                                                                       ----
Period"), or (ii) agree to the reduction in the Purchase Price by the Adjustment
------
Amount, provided that the Adjustment Amount shall not reduce the Purchase Price until the Adjustment Amount exceeds the Seller's Basket, as defined below, but then the Purchase Price shall be adjusted to the extent of the entire Adjustment Amount from the first dollar. In any event the Adjustment Amount shall not exceed Five Million Dollars ($5,000,000) ("Seller's Cap"), and in either case,
                                           ------------
Purchaser shall be required to proceed with the Closing. If Seller cures the inconsistencies that have caused an Adjustment Amount after the Closing Date but during the Cure Period, Purchaser shall promptly pay to Seller the Adjustment Amount withheld from the Purchase Price in cash by wire transfer of immediately available funds. If Seller does not cure the inconsistencies for any reason within the Cure Period, the Purchase Price shall, subject to the provisions of this Section 9.02(b), be automatically reduced by the Adjustment Amount.

                                   ARTICLE X
                                   ---------

        NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
        ---------------------------------------------------------------

     10.01  Non-Survival of Representations and Warranties.
            ----------------------------------------------

            None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and neither Seller nor Purchaser shall have any liability therefor, except for covenants and agreements which, by their terms, are to be performed after the Closing and except for the representations and warranties identified below, which shall survive the Closing and continue in effect until the second anniversary of the Closing Date.

     10.02  Seller Indemnification.
            ----------------------

            After the Closing, and subject to the provisions of this Article X, Seller will indemnify, defend and hold Purchaser and its officers, directors and employees (each a "Purchaser Indemnified Person" and collectively the "Purchaser
                   ----------------------------                        ---------
Indemnified Persons") harmless from and against any and all claims, liabilities,
-------------------
damages, losses, deficiencies and expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of suit) (individually a

"Loss" and collectively "Losses") arising out of (i) any breach or default by
 ----                    ------
Seller of (A) any covenant or agreement contained in this Agreement which, by its terms, is to be performed after the Closing, or (B) the representations and warranties set out in Sections 3.14, 3.15, and 3.16 or (ii) the Retained Liabilities; provided, however, that Purchaser shall not be entitled to
             --------
indemnification from Seller under this Agreement for Losses arising out of any single claim or aggregate of claims by Purchaser Indemnified Persons until the amount of all of the Losses by Purchaser Indemnified Persons plus the Adjustment Amount, if any, exceeds Five Hundred Thousand Dollars ($500,000) (the "Seller's
                                                                       --------
Basket"), and then only to the extent of Losses in excess of the Seller's Basket
------
in the aggregate.

     10.03  Purchaser Indemnification.
            -------------------------

            After the Closing, and subject to the provisions of this Article X, Purchaser will jointly and severally indemnify, defend and hold Seller and its officers, directors and employees (each an "Seller Indemnified Person" and
                                            -------------------------
collectively the "Seller Indemnified Persons") harmless from and against any and
                  --------------------------
all claims, liabilities, damages, losses, deficiencies and expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of suit) (individually a "Loss" and collectively "Losses") arising out of: (i) any
                 ----                    ------
breach or default by Purchaser of (A) any covenant or agreement contained in this Agreement which, by its terms, is to be performed after the Closing, or (B) the representations and warranties set out in Sections 4.05 and 4.06; (ii) the Assumed Liabilities; or (iii) the operation by the Purchaser of the Business after the Closing Date; provided, however, that Seller shall not be entitled to
                        --------
indemnification from Purchaser under this Agreement for Losses arising out of any single claim or aggregate of claims by Seller Indemnified Persons until the amount of all of the Losses by Seller Indemnified Persons exceeds Five Hundred Thousand Dollars ($500,000) (the "Purchaser's Basket"), and then only to the
                                  ------------------
extent of Losses in excess of the Purchaser's Basket in the aggregate.

     10.04  Notice of Claims.
            ----------------

            (a) Any Seller Indemnified Person or Purchaser Indemnified Person (the "Indemnified Person") seeking indemnification hereunder shall give to the
     -------------------
party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the
-----------                ------------
facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim
                                                    --------
Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced as set forth in Section 10.05; and provided
                                                                   --------
further, that failure to give such notice shall not relieve the Indemnitor of
-------
its obligations hereunder except to the extent it shall have been prejudiced by such failure.

           (b) Indemnitor shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay such amount to such Indemnified Party in immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Dispute Notice"). Within fifteen (15) days after the giving of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in California for the purpose of determining whether they can resolve the dispute themselves by written agreement. If such parties fail to resolve the dispute by written agreement, the parties' dispute or disputes shall be resolved by litigation; provided, however, any such litigation shall be commenced and prosecuted solely in a state or federal court located in California. If any party initiates any legal proceedings arising under or relating to this Agreement, including but not limited to proceeding in any state, federal or bankruptcy court, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, including the fees of any consultant or expert witness retained in connection with the proceeding.

     10.05  Method of Asserting Claims Relating to Third-Party Actions.
            ----------------------------------------------------------

            (a) The Indemnified Person shall give prompt written notification to the Indemnitor of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification pursuant to Section 10.02 or 10.03 may be sought; provided, however, that no delay on the part of the Indemnified
               --------
Person in notifying Indemnitor shall relieve Indemnitor of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay.

            (b) Within fifteen (15) days after delivery of such notification, Indemnitor may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person.

            (c) If Indemnitor does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense.

            (d) The party conducting the defense of such action, suit or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

            (e) The party conducting the defense shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding with respect to which they have assumed the defense thereof without the prior written consent of the other party, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the party for all liability with respect thereto or (B) imposes any material liability or obligation on the party).

            (f) Notwithstanding anything contained herein to the contrary, an Indemnified Person shall not be entitled to indemnification to the extent that it is compensated for any Losses sustained by it by any insurance policy proceeds paid to it or tax benefit realized by it as a result of such Losses.

            (g) The indemnification provided for herein shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against any other party hereto.

                                  ARTICLE XI
                                  ----------

                            POST-CLOSING COVENANTS
                            ----------------------

     11.01  Tax Matters; Real Estate Costs.
            ------------------------------

            (a) Each of Purchaser and Seller shall cooperate in the preparation of all tax returns for any tax periods for which the other party could reasonably require its assistance in obtaining any necessary information. All property taxes levied with respect to the Owned Real Property and any personal property included in the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the pre-Closing tax period and the number of days of such taxable period included in the post-Closing tax period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the pre-Closing tax period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the post-Closing tax period. Within a reasonable period after the Closing, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 11.01, together with such supporting evidence as is reasonably necessary to calculate the proration amount. Unless provided for on the Closing Balance Sheet, the proration amount shall be paid by the party owing it to the other within thirty (30) days after delivery of such statement.

            (b) All fees and miscellaneous costs concerning the conveyance of the Owned Real Property shall be borne by the parties according to custom in the county in which the Owned Real Property is located, except that Purchaser and Seller shall each pay one-half of all transfer taxes, costs of title preparation and title insurance.

     11.02  Covenant Not to Compete.
            -----------------------

            (a) For a period of five (5) years from and after the Closing, Seller hereby covenants and agrees that it shall not engage or participate, directly or indirectly, in the Business, which includes the processing and distribution of metal products in competition with the Business conducted by Seller immediately prior to the Closing within the States of California (including, but not limited to, in Los Angeles, Orange, Riverside, Sacramento, Santa Clara, and San Bernardino Counties), Arizona, Iowa, Kansas, Nebraska, Nevada, Oregon, Utah, and Washington; provided that this covenant shall not apply to any purchaser of other assets or securities of Seller so long as such purchaser is prohibited from using Seller's name or any derivation thereof or any name similar thereto in the Business.

            (b) Seller and Purchaser expressly agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the covenant set forth above shall be construed as a series of separate covenants, one for each county or state within the specified geographic area, each of which covenants shall be deemed to be identical. If, in any judicial proceedings, a court shall refuse to enforce any of the separate covenants deemed included in this Section 11.02, then such unenforceable covenant shall be deemed to be eliminated therefrom or modified to the extent necessary to permit it and the remaining separate covenants to be enforceable. Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that the foregoing covenant not to compete is invalid because of its length of time or geographic scope, then Seller and Purchaser agree that such covenant shall be reduced either in length of time or geographic scope or both to the extent necessary to make such covenant enforceable against Seller.

            (c) Seller and Purchaser acknowledge and agree that the remedy at law for any breach of the foregoing covenant not to compete will be inadequate and that Purchaser shall be entitled, in addition to any remedy at law, to injunctive relief. The consideration for the foregoing covenant not to compete, which is a material element of this Agreement, is Purchaser's agreement to purchase the Assets and pay the Purchase Price provided herein, and Seller acknowledges the adequacy of such consideration.

     11.03  Further Assurances.
            ------------------

            The parties, at any time after the execution of this Agreement, will execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments, and take such other actions, reasonably requested by the other party for the purpose of performing the obligations created hereunder.

     11.04  Hart-Scott-Rodino.
            -----------------

            Each of Seller and Purchaser shall as promptly as practicable, but in no event later than five (5) business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice
                               ---
(the "DOJ") any notification and report form required for the transactions
      ----
contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use all commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Purchaser shall pay all filing fees required by the FTC or the DOJ. For purposes of this Section 11.04, "commercially reasonable efforts" of Purchaser shall include promptly opposing any motion or action for a temporary, preliminary or permanent injunction against the consummation of the transactions contemplated by this Agreement.

     11.05  No Further Action Letter.
            ------------------------

            (a) Based upon the information and draft workplan submitted on behalf of Seller by Cambria Environmental Technology, Inc. ("Cambria") to the
                                                             -------
State of California, Department of Toxic Substances Control, Voluntary Cleanup Program ("DTSC") under cover letter dated April 12, 2001 (the "Fresno Submission
          ----                                                 -----------------
a copy of which is attached hereto as Exhibit D, with respect to Seller's
                                      ---------
property in Fresno, California, Seller has requested that, upon completion of the activities described in the workplan, DTSC issue a letter indicating that no further action is required with respect to the matters covered in the Fresno Submission. In the event the DTSC requires additional investigation and/or remedial activities with respect to such matters, Seller will comply with any such requirements about which DTSC and Seller agree are necessary to address the matters covered in the Fresno Submission and obtain a determination in writing from

DTSC, or such other regulatory agency having jurisdiction for such matters, that no further investigation and/or remedial activities with respect to such matters is required.

            (b) Purchaser acknowledges that in order for Seller to obtain a written determination that no further investigation and/or remedial activities are required with respect to the matters covered in the Fresno Submission, the DTSC may require that a covenant to restrict the use of the Fresno property be recorded in the Official Records of Fresno County, California. In the event that DTSC requires the recording of such a covenant, Purchaser shall execute and record the covenant required by DTSC. Purchaser shall, upon reasonable request of Seller, take any and all other actions required by DTSC in order to obtain a written determination that no further investigation and/or remedial activities are required with respect to the matters covered in the Fresno Submission, provided that any third-party costs and expenses of such actions shall be borne by Seller. In the event that Purchaser fails to comply with this Section 11.05(b), Seller shall be released of its obligations under Section 11.05(a) and shall have no further liability to Purchaser with respect to the matters described in the Fresno Submission.

            (c) Purchaser and Seller agree that Seller shall have full control over the remedial activities described in this Section 11.05 and shall conduct all such activities in a commercially reasonable manner. As of the Closing Date, Purchaser hereby grants Seller the right license and privilege to enter onto the property described in this Section 11.05 through such agents and with such personnel and equipment and at such reasonable times as Seller may deem appropriate to perform remedial activities on such properties; provided that Seller provides notice to Purchaser not less than one business day before entering onto the property or performing any remedial activities thereon.

                                  ARTICLE XII
                                  -----------

                                 MISCELLANEOUS
                                 -------------

     12.01  Press Releases and Announcements.
            --------------------------------

            On or shortly after the Closing Date, the parties will issue a joint press release relating to the subject matter of this Agreement. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or public disclosure of this Agreement or the transactions contemplated hereby without the prior written approval of Purchaser and Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to inform the other parties prior to making the disclosure). Neither Seller nor Purchaser shall buy, sell or otherwise trade in any securities of either party prior to the Closing Date and public announcement of this transaction.

     12.02  No Third-Party Beneficiaries.
            ----------------------------

            Except as provided for in Sections 10.02 and 10.03, this Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

     12.03  Entire Agreement.
            ----------------

            This Agreement, including the Exhibits, Schedules and the Disclosure Schedule attached hereto and the documents referred to herein constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

     12.04  Knowledge of Seller.
            -------------------

            Any representations and warranties made by Seller in this Agreement and limited to the knowledge of Seller shall be limited to the actual knowledge of William W. McKee, Richard A. Byers, Derek Halecky and the managers of the Service Centers regardless of whether such representation or warranty expressly states that it is so limited.

     12.05  Succession and Assignment.
            -------------------------

            This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Purchaser may assign its rights hereunder to an affiliate so long as Purchaser remains liable under this Agreement and so long as any such assignment does not delay the Closing.

     12.06  Counterparts.
            ------------

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.07  Headings.
            --------

            The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.08  Notices.
            -------

            All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one (1) business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one (1) business day after it is sent via a reputable overnight courier service, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

            If to Seller:                        Copy to:

            Pitt-Des Moines, Inc.                Ronald Basso, Esq.
            Town Center One                      Buchanan Ingersoll Professional
            1450 Lake Robbins Drive, Suite 400   Corporation
            The Woodlands, TX 77380              One Oxford Centre
            Attn: President                      301 Grant Street, 20th Floor
            Facsimile No:  (281) 765-4602        Pittsburgh, PA  15219-1410
                                                 Facsimile No:  (412) 562-1041


            If to Purchaser:                     Copy to:


            Reliance Steel & Aluminum Co.        Reliance Steel & Aluminum Co.
            350 South Grand Avenue               350 South Grand Avenue
            Suite 5100                           Suite 5100
            Los Angeles, CA  90071               Los Angeles, CA  90071
            Attn:  President                     Attn:  General Counsel
            Facsimile No. (213) 687-8792         Facsimile No. (213) 687-8792

            Any party may change the address to which notices, requests, demands, claims or other communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section.

     12.09  Governing Law.
            -------------

            This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     12.10  Amendments and Waivers.
            ----------------------

            The parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     12.11  Severability.
            ------------

            Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     12.12  Expenses.
            --------

            Seller shall bear all costs and expenses of its attorneys, accountants, brokers and financial advisors representing Seller in connection with the transactions contemplated hereby. Purchaser shall bear the cost and expense of its own attorneys, accountants, brokers and financial advisors representing it in connection with the transaction contemplated hereby.

     12.13  Construction.
            ------------

            The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     12.14  Incorporation of Exhibits and Schedules.
            ---------------------------------------

            The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     12.15  Termination.
            -----------

            This Agreement may be terminated by: (i) mutual consent of Seller and Purchaser; or (ii) Seller or Purchaser if the Closing has not taken place on or before December 31, 2001; provided, however, that no party then in breach of any obligations hereunder shall have the right to terminate. If this Agreement is terminated for any reason pursuant to this Section 12.15, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction. If this Agreement is terminated by Seller or Purchaser as permitted in this Section 12.15 and not as a result of the failure of any party to perform its obligations hereunder, such termination shall be without liability of any party. If a party terminates this Agreement as a result of the failure of the other party to perform its obligations hereunder, the non-breaching party shall, in addition to other remedies provided by this Agreement, at law, or in equity, be entitled to reimbursement from the breaching party for all expenses incurred by the non-breaching party in connection with this Agreement and the transaction contemplated hereby.

     12.16  Confidentiality.
            ---------------

            The Confidentiality Agreement dated July 24, 2000, and executed by Seller and Purchaser shall remain in full force and effect and shall survive the termination of this Agreement.

                           [intentionally left blank]

          IN WITNESS WHEREOF, the parties have executed this ASSET PURCHASE AGREEMENT as of the date first above written.

                              PITT-DES MOINES, INC.



                              By:  /s/ William W. McKee
                                 -----------------------------------------
                              Name: William W. McKee
                                   ---------------------------------------
                              Title: President and CEO
                                    --------------------------------------

                              RELIANCE STEEL & ALUMINUM CO.


                              By:  /s/ David H. Hannah
                                 -----------------------------------------
                              Name: David H. Hannah
                                   ---------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------
                                      -43-